EXHIBIT 99.1

AT SCHAWK, INC.: James J. Patterson Sr. VP and CFO 847-827-9494 jpatterson@schawk.com	AT DRESNER CORPORATE SERVICES: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES EARNINGS
FOR FOURTH-QUARTER AND FULL YEAR 2006

Des Plaines, IL, March 1, 2007—Schawk, Inc. (NYSE: SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported fourth-quarter and full-year 2006 earnings.

Income from continuing operations resulted in fourth-quarter 2006 earnings of $0.26 per fully diluted share compared to $0.27 per fully diluted share in the same period of 2005. Fourth-quarter 2006 results include $0.07 per share of acquisition integration and restructuring expenses as expected. Fourth-quarter 2005 results also included a charge of $0.07 per share for acquisition integration expenses. Excluding acquisition integration and restructuring expenses, fourth-quarter 2006 income from continuing operations was $0.33 per fully diluted share compared to $0.34 per fully diluted share in the same period of 2005, on the same basis. Fourth-quarter 2006 results benefited from a $0.06 per share reserve reversal related to the settlement of litigation.

Discontinued operations had a loss of $0.02 per fully diluted share in the fourth quarter of 2006 as compared to income of $0.03 per fully diluted share in the same period of 2005.

Net income per common share in the fourth quarter of 2006 was $0.24 per fully diluted share compared to $0.30 per fully diluted share in the fourth quarter of 2005.

For the twelve months ended December 31, 2006, the Company reported income from continuing operations per fully diluted share of $1.08 compared to $1.10 per fully diluted share on the same basis for the same period of 2005. The 2006 results include $0.09 per share of acquisition integration and restructuring expenses. The prior-year twelve-month period results included a charge of $0.16 per share for acquisition integration expenses. Excluding acquisition integration and restructuring expenses, full-year 2006 income from continuing operations was $1.17 per fully diluted share compared to $1.26 per fully diluted share in the same period of 2005. The 2006 year benefited from a $0.12 per share reserve reversal related to settlement of litigation in the second and fourth quarters of 2006.

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

Discontinued operations had a loss of $0.04 per fully diluted share for the twelve months ended December 31, 2006, as compared to income of $0.03 per fully diluted share in the same period of 2005.

Net income per common share for the twelve-month period ended December 31, 2006, was $1.04 per fully diluted share compared to $1.13 per fully diluted share in the same period of 2005.

Consolidated Results for Fourth Quarter Ended December 31, 2006
Sales from continuing operations in the fourth quarter of 2006 decreased $6.3 million, or 4.3 percent, to $139.8 million from $146.1 million in the same period of 2005. In the 2006 fourth quarter, entertainment and advertising accounts revenue continued to be soft, as experienced in the third quarter. The Company also experienced weakness in its European operations as compared to the prior year fourth quarter. The balance of the decrease in sales from continuing operations in the fourth quarter of 2006 was due to resigned and sold accounts connected with closed facilities. Partially offsetting these decreases was revenue from two small design firm acquisitions in 2006 and new business wins announced throughout 2006.

Gross margin from continuing operations increased to 35.2 percent in the fourth quarter of 2006 from 33.4 percent in the prior-year fourth quarter. Despite a reduction in sales, gross margin increased due to cost reduction efforts at certain operating locations.

The Company previously announced it anticipated a charge of $0.03 to $0.05 per fully diluted share in the fourth quarter of 2006 to complete the restructuring of its European operations. Schawk recorded a charge of $0.05 per fully diluted share in the fourth quarter for this restructuring. In addition, the Company recorded a $0.02 per fully diluted share charge for costs associated with the closure of the East Coast facility, which was announced in the 2006 third quarter. As a result, total acquisition integration and restructuring expenses in the fourth quarter of 2006 were $0.07 per fully diluted share.

Operating income from continuing operations increased to $14.8 million in the fourth quarter of 2006 from $14.2 million in the prior-year fourth quarter. Fourth-quarter 2006 operating margin from continuing operations was 10.6 percent compared to 9.7 percent in the 2005 fourth quarter. Excluding acquisition integration and restructuring expenses and the reserve reversal, 2006 fourth-quarter operating income from continuing operations was $15.0 million and operating margin was 10.7 percent compared to 2005 fourth-quarter operating income from continuing operations of $17.3 million and operating margin of 11.8 percent. Fourth-quarter 2006 operating income and operating margin excluding acquisition integration and restructuring expenses and the reserve reversal were lower due to lower revenue and increased selling, general and administrative (SG&A) expenses as compared to the same period of 2005. Fourth-quarter SG&A costs increased in the 2006 period compared to 2005 due to the addition of SG&A expenses at the two design firms that were acquired in 2006, and increased legal and professional fees. Finally, there was $0.3 million of stock option expense as compared to no stock option expense in the fourth quarter of 2005.

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

Net interest expense in the 2006 fourth quarter was approximately the same as the prior year, at $2.5 million. Higher rates offset lower borrowing levels in the determination of interest expense in the fourth quarter as compared to the prior-year fourth quarter.

The fourth-quarter income tax provision from continuing operations is at an effective rate of 41.9 percent for 2006 compared to 37.3 percent in the 2005 period. The increased rate in the fourth quarter reflected higher state tax rates due in part to the sale of the discontinued operations.

Income from continuing operations was $7.2 million in the fourth quarter of 2006 versus $7.3 million in 2005.

Consolidated Results for Twelve Months Ended December 31, 2006
For the twelve-month period ended December 31, 2006, net sales from continuing operations decreased 2.4 percent to $548.4 million compared to $562.1 million for the same period of the prior year, primarily due to a decline in sales to the Company’s advertising and entertainment accounts, the reduction in overall advertising spending by the Company’s largest retail client as compared to 2005, and lower revenue from resigned or sold accounts at closed facilities.

Additionally, as a reminder, the acquisition of Seven Worldwide occurred at the end of January 2005. Therefore, results for the twelve months of 2005 included only 11 months of Seven’s revenues and expenses. Seven contributed approximately $19.8 million of acquisition revenues from continuing operations in January 2006, increasing revenues for the full year of 2006 as compared to 2005. Excluding the $19.8 million of Seven revenue in the month of January 2006 to make the periods comparable on a pro forma basis, sales from continuing operations decreased 6.0 percent from $562.1 million in 2005 to $528.6 million in 2006.

Gross margin from continuing operations for the twelve months of 2006 was 35.2 percent as compared to 34.6 percent in the prior-year period.

Twelve-months operating income from continuing operations increased to $58.5 million in the 2006 period from $55.2 million in the 2005 period. Excluding acquisition integration and restructuring expenses and reserve reversals, operating income from continuing operations for the twelve months of 2006 decreased to $57.3 million from $62.1 million for the same period of 2005. For the full year, the operating margin from continuing operations increased to 10.7 percent in 2006 as compared to 9.8 percent in 2005. Before acquisition integration and restructuring expenses and reserve reversals, the operating margin from continuing operations would have been 10.4 percent for the current twelve-month period versus 11.0 percent in the same period of 2005. The operating results in the current full-year period were negatively impacted by the low margin month of January in the 2006 results for certain former Seven operations (the prior-year period did not include Seven’s results for the month of January because Seven was acquired February 1, 2005), and lower sales and the negative comparisons for the East Coast facility and for Europe for 2006 compared to 2005. In addition, twelve-month 2006 SG&A expenses included $1.1 million of stock option expense compared to no stock option expense in 2005, as a result of the new rules requiring the expensing of stock options in 2006.

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

Other income (expense) from continuing operations in the twelve-month period ended December 31, 2006, resulted in net other expense of $10.2 million, compared to $7.7 million of net expense in the comparable prior-year period primarily as a result of increased discount amortization interest expense associated with the present value of lease reserves and increased interest expense from higher interest rates on the company’s revolving credit facility than in the prior year period.

Income tax expense from continuing operations for the twelve months of 2006 was at an effective rate of 38.8 percent versus 37.4 percent in the 2005 period. The increased rate in the fourth quarter reflected higher state tax rates due in part to the sale of the discontinued operations.

Twelve-month income from continuing operations for 2006 increased to $48.2 million in 2006 from $47.5 million in 2005.

Other Information
Fourth-quarter depreciation and amortization expense was $6.3 million in 2006 and $6.9 million in 2005. For the twelve-month period, depreciation and amortization expense was $24.7 million in 2006 compared to $27.0 million in 2005.

Capital expenditures in the fourth quarter of 2006 were $11.8 million compared to $7.6 million in the same period of 2005. For the twelve months of 2006, capital expenditures were $29.8 million compared to $22.2 million in the prior-year period. The increase in capital expenditures is due in part to the purchase of a new printing press for the Los Angeles facility as well as software and hardware for new accounting, costing and billing systems. The Company also received cash from the sale of excess fixed assets totaling $4.6 million in 2006 and $2.2 million in 2005.

The Company’s balance sheet as of December 31, 2006, improved compared to the year ended December 31, 2005, through a $27.0 million reduction in debt. The percentage of total debt to equity improved to 53.1 percent at the end of 2006 from 73.5 percent at the end of 2005. In addition, the percentage of total debt to total capital improved to 34.7 percent at December 31, 2006, from 42.4 percent at December 31, 2005. The Company also had approximately $67.9 million of outstanding borrowings on its $115.0 million revolving credit facility as of December 31, 2006. The Company’s debt decreased from the end of the third quarter by $8.6 million from operating cash flow.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “In the fourth quarter of 2006 we continued to see the positive impact of a number of our initiatives. These initiatives have focused on driving profitable revenue growth and improved efficiency. Our successes have been achieved even in what turned out to be a relatively soft period of consumer products promotional activity.

“Our business development programs have targeted those areas where we see growth related to demographic trends. To this end, we saw fourth quarter new business wins in the health and

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

beauty, pharmaceutical and grocery areas. These wins include awards of expanded brands with large global consumer products companies, a win of new business with a global cosmetics company and a major North American grocery chain.”

Mr. Schawk continued, “One of the significant issues that consumer products companies and retailers are facing relates to environmental sustainability. This issue involves the reduction of packaging, promotional materials and inks not just in North America but globally. The result of this will be the demand for numerous changes not only to the packages themselves, but the workflows to produce them. We believe that as a result of our technology, expertise and global footprint, Schawk is well positioned to provide clients with solutions that address many of their sustainability requirements.”

Mr. Schawk concluded, “I am particularly pleased with the efforts of our various teams in driving efficiency into our operations. To this end we have seen our 2006 operating margins, excluding special charges and gains, improve from 8.5 percent in the first quarter to 10.7 percent in the fourth quarter. These improvements have been made by taking a disciplined approach to the type of work we contract and continuing to manage our operations in order to provide the most efficient offering in the industry.”

Conference Call
Schawk invites you to join its fourth-quarter and full-year 2006 earnings conference call today at 9:00 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and James J. Patterson, senior vice president and chief financial officer. To join the call, please dial 866-770-7051 or 617-213-8064 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available until March 8, 2007, at 11:59 p.m. eastern time, by dialing 888-286-8010 or 617-801-6888, entering conference ID 45648003, and following the prompts. To access the call on the Internet, go to:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1477472.

About Schawk, Inc.
Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies. Schawk delivers a broad range of digital pre-media graphic services through 151 locations in 12 countries across North America, Europe, Asia and Australia. Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials. Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries. For more information, visit www.schawk.com.

Note: This press release contains mention of various non-GAAP measures in an effort to better provide an understanding of Schawk's financial performance. Schawk has provided a reconciliation of GAAP to Non-GAAP numbers as they relate to integration costs and non-recurring other income in a table on the last two pages of today's press release.
Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations of Winnetts and Seven Worldwide, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Financial Tables to Follow

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended December 31, 2006 and 2005
(Unaudited)
(In Thousands, Except Share Amounts)

	2006	2005
Net sales	$139,778	$146,051
Cost of sales	90,568	97,294
Selling, general, and administrative expenses	34,201	31,465
Acquisition integration and restructuring expenses	3,175	3,126
Reserve reversal from litigation settlement	(3,000)	—
Operating income	14,834	14,166
Other income (expense):
Interest income	187	105
Interest expense	(2,677)	(2,641)
Other income (expense)	—	—
	(2,490)	(2,536)
Income from continuing operations before income taxes	12,344	11,630
Income tax provision	5,168	4,338
Income from continuing operations	7,176	7,292
Income (loss) from discontinued operations, net of tax (benefit) expense of ($479) in 2006 and $621 in 2005	(689)	1,004
Net Income	$6,487	$8,296
Earnings per share:
Basic:
Income from continuing operations	$0.27	0.28
Income (loss) from discontinued operations	(0.03)	0.04
Net income per common share	$0.24	$0.32
Diluted:
Income from continuing operations	$0.26	$0.27
Income (loss) from discontinued operations	(0.02)	0.03
Net income per common share	$0.24	$0.30
Weighted average number of common and common equivalent shares outstanding – diluted	27,421	27,425
Dividends per common share	$0.0325	$0.0325

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

Schawk, Inc.
Consolidated Statements of Operations
Year Ended December 31, 2006 and 2005
(Unaudited)
(In Thousands, Except Share Amounts)

	2006	2005
Net sales	$548,406	$562,104
Cost of sales	355,375	367,455
Selling, general, and administrative expenses	135,728	132,559
Acquisition integration and restructuring expenses	3,933	6,898
Reserve reversal from litigation settlement	(5,120)	—
Operating income	58,490	55,192
Other income (expense):
Interest income	467	359
Interest expense	(10,716)	(8,599)
Other income (expense)	—	498
	(10,249)	(7,742)
Income from continuing operations before income taxes	48,241	47,450
Income tax provision	18,718	17,763
Income from continuing operations	29,523	29,687
Income (loss) from discontinued operations, net of tax (benefit) expense of ($720) in 2006 and $486 in 2005	(1,135)	785
Net Income	$28,388	$30,472
Earnings per share:
Basic:
Income from continuing operations	$1.12	$1.16
Income (loss) from discontinued operations	(0.04)	0.03
Net income per common share	$1.08	$1.19
Diluted:
Income from continuing operations	$1.08	$1.10
Income (loss) from discontinued operations	(0.04)	0.03
Net income per common share	$1.04	$1.13
Weighted average number of common and common equivalent shares outstanding – diluted	27,395	26,963
Dividends per common share	$0.13	$0.13

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	December 31, 2006 (Unaudited)	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$10,177	$7,519
Trade accounts receivable, less allowance for doubtful accounts of $4,621 at December 31, 2006 and $5,940 at December 31, 2005	127,627	117,723
Inventories	23,575	24,868
Prepaid expenses and other	10,171	9,701
Deferred income taxes	8,580	9,845
Assets of discontinued operations	—	29,253
Total current assets	180,130	198,909
Property and equipment, less accumulated depreciation of $82,256 at December 31, 2006 and $74,506 at December 31, 2005	82,227	77,291
Goodwill	237,209	233,838
Intangible assets, net	35,755	42,223
Other assets	4,633	6,557
Total assets	$539,954	$558,818
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$26,522	$27,776
Accrued expenses	52,689	61,967
Income taxes payable	3,635	6,367
Current portion of long-term debt and capital lease obligations	2,177	454
Liabilities of discontinued operations	—	8,208
Total current liabilities	85,023	104,772
Long-term debt	140,748	169,528
Capital lease obligations	15	51
Other liabilities	22,260	27,383
Deferred income taxes	22,508	25,688
Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 28,989,013 and 28,441,689 shares issued at December 31, 2006 and December 31, 2005, respectively; 26,555,119 and 26,070,747 shares outstanding at December 31, 2006 and December 31, 2005, respectively	229	225
Additional paid-in capital	178,041	168,777
Retained earnings	113,365	88,424
Accumulated comprehensive income	6,925	1,933
	298,560	259,359
Treasury stock, at cost, 2,433,894 and 2,370,942 shares of common stock at December 31, 2006 and December 31, 2005, respectively	(29,160)	(27,963)
Total stockholders’ equity	269,400	231,396
Total liabilities and stockholders’ equity	$539,954	$558,818

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Three Months Ended December 31, 2006 and 2005
(In thousands, Except Share Amounts)

	2006	2005
Operating income per GAAP	$14,834	$14,166
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	3,175	3,126
Less: Reserve reversal from lawsuit settlement (Non-GAAP)	(3,000)	—
Operating income before acquisition integration and restructuring expenses and reserve reversal from lawsuit settlement (Non-GAAP)	$15,009	$17,292
Income from continuing operations before income taxes per GAAP	$12,344	$11,630
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	3,175	3,126
Less: Reserve reversal from lawsuit settlement (Non-GAAP)	(3,000)	—
Income from continuing operations before income taxes and integration and restructuring expenses and reserve reversal from litigation settlement (Non-GAAP)	12,519	14,756
Income tax provision on Non-GAAP pretax income	5,245	5,504
Income from continuing operations before acquisition integration and restructuring expenses and reserve reversal from litigation settlement (Non-GAAP)	$7,274	$9,252
Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,421	27,425
Earnings per fully diluted share from continuing operations before acquisition integration and restructuring expenses and reserve reversal from litigation settlement (Non-GAAP)	$0.27	$0.34
Less: Acquisition integration and restructuring expenses after tax per fully diluted share (Non-GAAP)	(0.07)(1)	(0.07)
Plus: Reserve reversal from lawsuit settlement after tax per fully diluted share (Non-GAAP)	0.06	—
Earnings per fully diluted share from continuing operations per GAAP	$0.26(1)	$0.27
(Loss) income from discontinued operations, net of a tax benefit per fully diluted share per GAAP	(0.03)	0.04
Earnings per fully diluted share per GAAP	$0.23	$0.30

(1) Earnings per fully diluted share excluding acquisition integration and restructuring expenses equals $0.33 in 2006 and $0.34 in 2005 and is calculated by combining earnings per share fully diluted from continuing operations per GAAP ($0.26 in 2006 and $0.27 in 2005) and acquisition integration and restructuring expenses after tax per fully diluted share Non-GAAP ($ 0.07 in 2006 and 2005).

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Schawk, Inc. Fourth-Quarter and Full-Year 2006 Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Twelve Months Ended December 31, 2006 and 2005
(In thousands, Except Share Amounts)

	2006	2005
Operating income per GAAP	$58,490	$55,192
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	3,933	6,898
Less: Reserve reversal from lawsuit settlements (Non-GAAP)	(5,120)	—
Operating income before acquisition integration and restructuring expenses and lawsuit settlement (Non-GAAP)	$57,303	$62,090
Income from continuing operations before income taxes per GAAP	$48,241	$47,450
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	3,933	6,898
Less: Reserve reversal from lawsuit settlements (Non-GAAP)	(5,120)	—
Less: Other income – non-recurring proceeds from life insurance other income (Non-GAAP)	—	(486)
Income from continuing operations before acquisition integration and restructuring expenses, lawsuit settlements and other non-recurring income (Non-GAAP)	47,054	53,862
Income tax provision on Non-GAAP pretax income	18,257	20,144
Income from continuing operations before acquisition integration and restructuring expenses, lawsuit settlements and other non-recurring income (Non-GAAP)	$28,797	$33,718
Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,395	26,963
Earnings per share fully diluted from continuing operations before acquisition integration and restructuring expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	$1.05	$1.25
Less: Acquisition integration and restructuring expenses after tax per fully diluted share (Non-GAAP)	(0.09)(1)	(0.16)
Plus: Lawsuit settlements and other non-recurring income after tax per fully diluted share (Non-GAAP)	0.12	0.01
Earnings per fully diluted share from continuing operations per GAAP	$1.08(1)	$1.10
(Loss) income from discontinued operations, net of a tax benefit per fully diluted share per GAAP	(0.04)	0.03
Earnings per fully diluted share per GAAP	$1.04	$1.13

(1) Earnings per fully diluted share excluding acquisition integration and restructuring expenses equals $1.17 in 2006 and $1.26 in 2005 and is calculated by combining earnings per fully diluted share from continuing operations per GAAP ($1.08 in 2006 and $1.10 in 2005) and acquisition integration and restructuring expenses after tax per fully diluted share (Non-GAAP) ($0.09 in 2006 and $0.16 in 2005).

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